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EXHIBIT 11.1
Computation of Earnings per Share
(Dollars in thousands, except per share data)

                                                                 Year Ended December 31,
                                            ---------------------------------------------------------------
                                              2001        2002          2003         2004          2005
                                           ---------   ---------      --------     ---------    ----------
Income from continuing operations ....     $  5,743    $  58,965      $ 95,295     $  121,400   $  126,684


Net income ...........................        6,505       60,652        98,916        123,543      113,334

Basic Results Per  Share:
   Income from continuing operations .     $   0.12     $   1.26      $   2.04     $     2.53   $     2.58
   Net income ........................         0.14         1.30          2.11           2.58         2.31
   Weighted average shares outstanding       46,272       46,709        46,812         47,928       49,008

Diluted Results Per Share
   Income from continuing operations .     $   0.12     $   1.23      $   1.98     $     2.46   $     2.52
   Net income ........................         0.14         1.27          2.06           2.50         2.25
   Weighted average shares outstanding       47,444       47,831        48,035         49,412       50,267

Note: All share numbers and per share amounts shown in the above table have been adjusted to reflect a three-for-two common stock split effected in the form of a 50% stock dividend on June 1, 2006.